EXHIBIT 99.1

TG Therapeutics, Inc. Comments on Unusual Trading Activity

New York, NY, (October 28, 2013) – TG Therapeutics, Inc. (NASDAQ:TGTX), reports that in view of the unusual market activity in the Company’s stock price, NASDAQ MarketWatch has contacted the company in accordance with its usual practice. While the Company does not typically comment on unusual market activity, TG Therapeutics confirms that it is not aware of any developments that would merit such trading activity.

The Company reiterates its guidance from its last presentation at BioCentury’s NewsMakers in the Biotech Industry Conference on September 27, 2013 in which it guided that the next major milestones for the Company are:

•	Commencement of combination trials for TG-1101, the Company’s novel glycoengineered CD20, in combination with novel small molecule BTK and/or PI3K delta inhibitors; and
•	Presentation of Phase 1 dose escalation data for TGR-1202, the Company’s novel PI3K delta inhibitor.

With respect to TG-1101, the Company is committed to aggressively pursuing novel combinations that it believes can dramatically improve patient care in terms of both efficacy and safety, and to be at the forefront of this paradigm shift in the treatment of B-cell lymphoma and leukemia.  The Company plans to commence such studies this quarter and, pending satisfactory safety and efficacy, to move rapidly into registration trials in 2014.

With respect to TGR-1202, the Company has completed dosing in the 800mg QD cohort and has now initiated dosing of the 1200mg QD cohort.  At the American Society of Hematology Meeting (“ASH”) in December 2013, the Company intends to present a detailed pharmacokinetic (“PK”) and safety analysis for all patients through the 1200mg cohort and efficacy through the 800mg cohort (the 1200mg cohort patients will be too early to evaluate at ASH).

With respect to TGR-1202, the Company reiterates the data presented at the BioCentury conference:

•	Preliminary PK analysis confirms that TGR-1202 can be dosed once per day with significant accumulation and a steady state half-life that exceeds 24 hours;
•	No drug related liver toxicity has been observed, an adverse event generally associated with competitive PI3K delta inhibitors; and
•	Investigators have reported what they believe to be signs of PI3K delta related activity (i.e. lymphocytosis and nodal reductions)

“We have been quite busy planning and preparing for our first combination studies of TG-1101 with BCR targeted kinase inhibitors, our core development strategy for TG-1101, and believe in the great potential for our novel glycoengineered CD20 in these novel combinations, stated Michael S. Weiss, Executive Chairman and Interim Chief Executive Officer. He continued, “Likewise, we and our clinical investigators for TGR-1202 are extremely optimistic about its potential and are encouraged by the level of activity seen thus far that appears to be mechanistically related and dose related.  We all look forward to the presentation of the data at ASH and to continued dose escalations.”

ABOUT TG THERAPEUTICS, INC.

TG Therapeutics is an innovative, clinical-stage biopharmaceutical company focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of cancer and other underserved therapeutic needs. Currently, the company is developing two therapies targeting hematological malignancies. TG-1101 (ublituximab) is a novel, glycoengineered monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes. TG Therapeutics is also developing TGR-1202, an orally available PI3K delta inhibitor. The delta isoform of PI3K is strongly expressed in cells of hematopoietic origin and is believed to be important in the proliferation and survival of B-lymphocytes. Both TG-1101 and TGR-1202 are in clinical development for patients with hematologic malignancies. TG Therapeutics is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for TG-1101 and TGR-1202 may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete pre-clinical and clinical trials for TG-1101 and TGR-1202; the risk that early pre-clinical and clinical results that supported our decision to move forward with TG-1101 and TGR-1202 will not be reproduced in additional patients or in future studies; the risk that TGR-1202 will not produce satisfactory safety and efficacy results to warrant further development following completion of the current phase 1 study; the risk that the data (both safety and efficacy) from future clinical trials will not coincide with the data produced from prior pre-clinical and clinical trials; our ability to achieve the milestones we project over the next year; our ability to manage our cash in line with our projections, and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

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CONTACT:

Jenna Bosco

Director- Investor Relations

TG Therapeutics, Inc.

Telephone: 212.554.4484

Email: ir@tgtxinc.com